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                                                                 EXHIBIT F-1(b)


                            Cahill Gordon & Reindel
                                80 Pine Street
                           New York, New York 10005


                                  May 6, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re:  New Century Energies, Inc.
                    Form U-1 Application-Declaration
                    (File No. 70-8787)

Dear Sirs:

          We refer to the Form U-1 Application-Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by New Century Energies, Inc. ("NCE"), a Delaware corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

          The Application seeks authorization and approval for a number of transactions, including:

        (i) the acquisition by NCE of all of the issued and outstanding common stock of Public Service Company of Colorado ("PSCo") by means of the merger of PSCo and PSCo Merger Corp., of Southwestern Public Service Company ("SPS) by means of the merger of SPS and SPS Merger Corp., of Cheyenne Light, Fuel and Power Company ("Cheyenne") by the declaration of a dividend of all the outstanding common stock of Cheyenne by PSCo to NCE, of PS Colorado Credit Corporation ("PSCCC") by the declaration of a dividend of all PSCCC's outstanding common stock by PSCo to NCE and of West Gas Interstate, Inc. ("WGI") by the declaration of a dividend of all WGI's outstanding common stock by PSCo to NCE;

       (ii) the acquisition by NCE of all of the issued and outstanding common stock of New Century Services, Inc. ("NC Services"), the Utility Service Agreement and the Non-Utility Service Agreement as a basis for NC Services

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     to comply with Section 13 of the Act and the Commission's rules thereunder;

      (iii) the establishment by NCE of a new subsidiary, NC Enterprises, Inc. ("NC Enterprises"), to serve as a holding company for certain of the NCE system's non-utility interests, and the acquisition by NC Enterprises of the stock and other voting equity of such non-utility interests including
     (a) certain subsidiaries of PSCo by the declaration of a dividend of their stock by PSCo to NCE and a subsequent capital contribution by NCE to NC Enterprises and (b) all the subsidiaries of SPS through the sale by SPS of all of their outstanding common stock to NC Enterprises in exchange for debt; and

       (iv) the issuance of NCE Common Stock to the shareholders of PSCo and SPS in connection with the mergers described in clause (i) above;

 ((i) through (iv) collectively, the "Transactions").

          We have acted as special counsel for NCE and SPS in connection with the Application and, as such counsel, we are familiar with the corporate proceedings taken by NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises in connection with the Transactions as described in the Application.

          We have examined originals, or copies certified to our satisfaction, of such corporate records of NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises, certificates of public officials, certificates of officers and representatives of NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises, and other documents as we have deemed necessary to examine as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates of officers of NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises and other appropriate persons and statements contained in the Application and the exhibits thereto.

          The opinions expressed below in respect of the Transactions described in the Application are subject to the following further assumptions and conditions:

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          a.   The Transactions shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Boards of Directors and shareholders of NCE, PSCo, PSCo Merger Corp., SPS, SPS Merger Corp., NC Services and NC Enterprises and subsidiaries thereof.

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder and the Public Utilities Commission of the State of Colorado, the Public Service Commission of the State of Wyoming, the Public Utility Commission of the State of Texas, the New Mexico Public Utility Commission and the Kansas Corporation Commission under the applicable laws of the States of Colorado, Wyoming, Texas, New Mexico and Kansas), and the Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. Registration statements with respect to the shares of NCE Common Stock to be issued in connection with the Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of NCE Common Stock in connection with the Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          e. The solicitation of proxies from the stockholders of PSCo and SPS with respect to the Transactions shall have been made in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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          f.   The applicable waiting period under the Hart-Scott-Rodino
     Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired.

          g. With respect to those Transactions occurring after NCE shall have become subject to registration pursuant to Section 5 of the Act and the rules of the Commission thereunder, NCE shall have duly registered with the Commission as a holding company pursuant to Section 5 of the Act and the rules of the Commission thereunder.

          h. The merger of PSCo Merger Corp. with and into PSCo, the merger of SPS Merger Corp. with and into SPS, the dividend of shares by PSCo of certain of its subsidiaries to NCE and the distributions, capital contributions, sales and issuances of debt that may be effected in connection with the establishment of NC Enterprises as a holding company for certain non-utility companies of the NCE system shall have been approved by the respective Boards of Directors and stockholders of the constituent corporations thereto; instruments of merger shall have been duly and validly filed with the Secretary of State (or other appropriate officer) of each applicable state, and such other corporate formalities as are required by the laws of such states for the consummation of the Transactions shall have been taken; and such mergers shall have become effective in accordance with the laws of the states of incorporation of the constituent corporations thereto.

          i. SPS Merger Corp. shall have been incorporated under the laws of the State of New Mexico.

          j. The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          k. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

          l. The consummation of the Transactions shall be conducted with our involvement and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of such opinions of other counsel, qualified to practice in jurisdictions pertaining

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     to the Transactions in which we are not admitted to practice, as we may deem appropriate.

          Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application:

          1. The laws of the states of New Mexico, Texas and Kansas applicable to the proposed Transactions will have been complied with.

          2. Each of NCE, NC Services and NC Enterprises is validly organized and duly existing under the laws of the State of Delaware; SPS is validly organized and duly existing under the laws of the State of New Mexico; following the filing of an appropriate instrument of incorporation, SPS Merger Corp. will be validly organized and duly existing under the laws of the State of New Mexico; and each non-utility company whose securities will be acquired by NC Enterprises from SPS is validly organized and duly existing under the laws of the respective state of incorporation.

          3. The shares of NCE Common Stock to be issued in connection with the proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Restated Certificate of Incorporation of NCE. The shares of common stock of SPS to be issued to NCE in connection with the merger of SPS Merger Corp. with and into SPS will be validly issued, fully paid and nonassessable, and NCE, as the holder thereof, entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of SPS. The shares of common stock of NC Enterprises and NC Services to be issued to NCE in connection with the establishment of NC Enterprises and NC Services as subsidiaries of NCE, respectively, will be validly issued, fully paid and nonassessable, and NCE, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the instrument of incorporation of each of NC Enterprises and NC Services. The shares of common stock to be acquired by NC Enterprises from SPS as a holding company for certain non-utility subsidiary companies of the NCE system will be validly issued, fully paid and nonassessable, and NC Enterprises, as

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     the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the respective charters and other governing documents of such companies.

          4. NCE will legally acquire (a) the shares of common stock of SPS that will be issued to NCE in connection with the merger of SPS Merger Corp. with and into SPS, and (b) the shares of NC Enterprises and NC Services that will be issued to NCE in connection with the Transactions. NC Enterprises will legally acquire the shares of stock of the subsidiary companies of SPS for which it will serve as a holding company.

          5. The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by NCE, NC Services, NC Enterprises or SPS or its subsidiaries.

          We have acted as special counsel for NCE and SPS in connection with the Application and, accordingly, this opinion is limited to actions taken by NCE, SPS (and its subsidiaries prior to the Transactions), SPS Merger Corp., NC Services and NC Enterprises in connection with the Transactions as described in the Application. With respect to compliance with all other applicable state laws, the corporate proceedings of any other parties to the Transactions, including the issuance, sale or acquisition of securities by such parties, or the absence of the violation of the legal rights of the holders of securities of such parties, we refer to the opinion of William M. Dudley filed concurrently herewith.

          We hereby consent to the use of this opinion as an exhibit to the Application.

                                   Very truly yours,



                                   /s/ Cahill Gordon & Reindel